EX-4lllll

FINAL

[2900 Westchester Avenue
Purchase, NY 10577]

ENDORSEMENT

[5]% GUARANTEED MINIMUM WITHDRAWAL BENEFIT
WITH ANNUAL STEP-UP

This endorsement is made a part of the Contract to which it is attached and is effective on the Issue Date of the Contract, unless another effective date for this endorsement is shown below. To the extent any provisions contained in this endorsement are contrary to or inconsistent with those of the Contract to which it is attached, the provisions of this endorsement will control.

PLEASE NOTE: THIS ENDORSEMENT CANNOT BE TERMINATED INDEPENDENTLY FROM THE CONTRACT TO WHICH IT IS ATTACHED AND THE OWNER(S) MAY NOT BE CHANGED EXCEPT IN THE FOLLOWING LIMITED CIRCUMSTANCES:

THE OWNER(S) MAY CHANGE OWNERSHIP OF THE CONTRACT FROM A NATURAL PERSON TO A TRUST (IF THE OWNER(S) AND THE ANNUITANT(S) ARE THE SAME PERSON) OR FROM A NON-NATURAL PERSON TO ANOTHER NON-NATURAL PERSON OR TO THE ANNUITANT, PROVIDED THAT THESE TYPES OF OWNERSHIP CHANGES DO NOT CONSTITUTE A TAXABLE EVENT AS DEFINED BY THE INTERNAL REVENUE CODE. THE ANNUITANT(S) THEREAFTER CANNOT BE CHANGED.

THE GUARANTEED MINIMUM WITHDRAWAL BENEFIT (GMWB) CAN ONLY BE TAKEN AS A WITHDRAWAL BENEFIT AND DOES NOT INCREASE THE CONTRACT VALUE. THIS IS AN OPTIONAL BENEFIT AND THERE IS AN ADDITIONAL COST TO THE SEPARATE ACCOUNT CONTRACT VALUE FOR THE BENEFIT PROVIDED.

A PARTIAL WITHDRAWAL IN EXCESS OF THE GREATER OF THE GUARANTEED ANNUAL WITHDRAWAL AMOUNT (GAWA), OR THE REQUIRED MINIMUM DISTRIBUTION (RMD) MAY HAVE AN ADVERSE EFFECT ON THE GUARANTEED WITHDRAWAL BALANCE (GWB). THE GWB WILL BE REDUCED BY MORE THAN THE AMOUNT OF THE PARTIAL WITHDRAWAL IF THE CONTRACT VALUE IMMEDIATELY PRIOR TO THE PARTIAL WITHDRAWAL IS LESS THAN THE GWB. ANY WITHDRAWAL IN EXCESS OF THE GREATER OF THE GAWA OR THE RMD IN ANY CONTRACT YEAR WILL DECREASE THE GAWA.

WITHDRAWALS UNDER THE GMWB ARE NOT CUMULATIVE. GUARANTEED WITHDRAWALS AVAILABLE BUT NOT TAKEN DURING ANY GIVEN CONTRACT YEAR CANNOT BE TAKEN AS A GUARANTEED WITHDRAWAL IN A SUBSEQUENT CONTRACT YEAR.

UPON FULL SURRENDER OF THE CONTRACT, THE GMWB IS TERMINATED WITHOUT VALUE. SURRENDER OF YOUR CONTRACT WITH A REDUCED OR ZERO CONTRACT VALUE MAY NOT BE APPROPRIATE IF THE GWB IS POSITIVE.

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FOR INFORMATION ON HOW THIS GMWB IS CALCULATED, PLEASE SEE THE ILLUSTRATION ON PAGE 8.

CERTAIN DEFINITIONS AS FOUND IN THE CONTRACT WHICH ARE RELATIVE TO THIS ENDORSEMENT HAVE BEEN LISTED BELOW FOR INFORMATIONAL PURPOSES.

CONTRACT VALUE. The Contract Value equals the sum of the Separate Account Contract Value and the Fixed Account Contract Value.

INCOME DATE. The date on which annuity payments are scheduled to begin.

SEPARATE ACCOUNT CONTRACT VALUE. The current value of the amounts allocated to the Investment Divisions of this Contract.

WITHDRAWAL VALUE. The Contract Value, less any tax payable, minus any applicable Withdrawal Charges, Annual Contract Maintenance Charges, and charges due under any optional endorsement to the Contract, adjusted for any applicable Interest Rate Adjustment.

The Contract is amended as follows:

1)           The following language is added to the CONTRACT DATA PAGE of the Contract:

"Guaranteed Minimum Withdrawal Benefit (GMWB) Charge:
On a monthly basis, the charge equals [0.0725]% of the Guaranteed Withdrawal Balance (GWB) and is deducted from the Separate Account Contract Value (i) at the end of each Contract Month; and (ii) upon termination of the GMWB. Upon step-up on or after the 2nd Contract Anniversary following the effective date of this endorsement, the Company reserves the right to increase the GMWB Charge percentage, subject to a maximum GMWB Charge percentage, on a monthly basis, of [0.1450]%.

The GMWB Charge will be discontinued upon the earlier of the termination of this GMWB or the date on which the Contract Value equals zero."

2)           The following language is added to the DEFINITIONS section of the Contract:

"CONTRACT MONTH. The one-month period beginning on the Issue Date or any Contract Monthly Anniversary.

CONTRACT MONTHLY ANNIVERSARY. Each one-month anniversary of the Issue Date.

CONTRACT QUARTERLY ANNIVERSARY. Each three-month anniversary of the Issue Date.

CONTRACT YEAR. The twelve-month period beginning on the Issue Date or any Contract Anniversary.

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GUARANTEED ANNUAL WITHDRAWAL AMOUNT (GAWA). The maximum amount the Owner is allowed to withdraw each Contract Year, subject to the exception stated in this endorsement, for the guarantee to remain fully effective.

GUARANTEED WITHDRAWAL BALANCE (GWB). The value upon which the GMWB Charge and other GMWB values are based.

REQUIRED MINIMUM DISTRIBUTION (RMD). For certain qualified contracts, the Required Minimum Distribution is the amount defined by the Internal Revenue Code and the implementing regulations as the minimum distribution requirement that applies to this Contract only. For purposes of this endorsement, this definition excludes any withdrawal necessary to satisfy the minimum distribution requirements of the Internal Revenue Code if the Contract is purchased with contributions from a nontaxable transfer after the death of the owner of a qualified contract."

3)           The following language is added to the WITHDRAWAL PROVISIONS of the Contract:

"GUARANTEED MINIMUM WITHDRAWAL BENEFIT. The GMWB allows the Owner to make periodic partial withdrawals, prior to the Income Date until the earlier of the Owner's (or any Joint Owner's) death or until the GWB is depleted, regardless of the performance of the Investment Divisions or level of the Contract Value. The guarantee is fully effective if periodic partial withdrawals taken within any one Contract Year do not exceed the greater of the GAWA or the RMD. The GWB will automatically "step up" to the current Contract Value (if greater than the GWB) on each Contract Quarterly Anniversary or Contract Anniversary following the effective date of this endorsement as described in the Guaranteed Withdrawal Balance Step-Up provision. Withdrawals under the GMWB are non-cumulative; therefore, guaranteed withdrawals available but not taken during any given Contract Year cannot be taken as a guaranteed withdrawal in a subsequent Contract Year.

The withdrawals made under this endorsement are considered to be the same as any other partial withdrawals for the purposes of calculating any other values under the Contract or other endorsements attached to the Contract.

For purposes of this endorsement, partial withdrawals are considered to be the entire amount withdrawn from the Contract, including any applicable charges and adjustments for such withdrawals. The total amount received under the guarantee may be less than the GWB at election or step-up due to the application of these charges and adjustments.

Any withdrawal less than or equal to the greater of the GAWA or the RMD is considered a partial withdrawal, not a full withdrawal, even if it is greater than or equal to the Contract Value.

A partial withdrawal in excess of the Withdrawal Value will be permitted as long as the total partial withdrawal for the Contract Year does not exceed the greater of the GAWA or the RMD. A partial withdrawal in excess of the Contract Value will be permitted as long as the total partial withdrawal for the Contract Year does not exceed the greater of the GAWA or the RMD. In this case, the Contract Value will be set to zero and the Contract Value Reduces to Zero provision will apply.

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Assessment of GMWB Charge.

The GMWB Charge is as specified above. This charge will be deducted at the end of each Contract Month on a pro rata basis from the Investment Divisions of the Separate Account. GMWB Charges in excess of the Separate Account Contract Value will be waived. GMWB Charges result in a redemption of Accumulation Units. The GMWB Charge will not affect the value of the Accumulation Units. Upon termination of the GMWB, a pro rata GMWB Charge will be deducted from Your Separate Account Contract Value for the period since the last monthly GMWB Charge.

Guaranteed Withdrawal Balance.

On the effective date of this endorsement, the GWB is determined as follows and is subject to a maximum of $5,000,000.00:

1.	If elected as of the Issue Date of the Contract, the GWB equals the initial Premium, net of any applicable premium taxes, plus any Contract Enhancement.
2.	If elected after the Issue Date of the Contract, the GWB equals the Contract Value on the effective date of this endorsement.

With each subsequent Premium received after this endorsement is effective, the GWB will be recalculated to equal the GWB prior to the Premium payment plus the amount of the Premium payment, net of any applicable premium taxes, plus any Contract Enhancement resulting from that Premium payment, subject to the maximum shown above.

With each partial withdrawal, the GWB is reduced. If You choose to withdraw an amount that exceeds the greater of the GAWA or the RMD during any Contract Year, the GWB may be reduced by an amount greater than the partial withdrawal.

Partial withdrawals will affect the GWB as follows:

1.
If the partial withdrawal plus all prior partial withdrawals made in the current Contract Year is less than or equal to the greater of the GAWA at the time of the partial withdrawal or the RMD, the GWB is equal to the greater of:

a.	the GWB prior to the partial withdrawal less the partial withdrawal; or
b.	zero.
2.
If the partial withdrawal plus all prior partial withdrawals made in the current Contract Year exceeds the greater of the GAWA at the time of the partial withdrawal or the RMD, the excess withdrawal is defined to be the lesser of the total amount of the current partial withdrawal or the amount by which the cumulative partial withdrawals for the current Contract Year exceeds the greater of the GAWA at the time of the partial withdrawal or the RMD, and the GWB is equal to the greater of:

a.
the GWB prior to the partial withdrawal, first reduced dollar for dollar for any portion of the partial withdrawal not defined as an excess withdrawal, then reduced in the same proportion that the Contract Value is reduced for the excess withdrawal; or

b.	zero.

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Guaranteed Annual Withdrawal Amount.

On the effective date of this endorsement, the Guaranteed Annual Withdrawal Amount is equal to [5]% of the GWB.

With each subsequent Premium received after the effective date of this endorsement, the GAWA will be recalculated to equal the GAWA prior to the Premium payment plus [5]% of the subsequent Premium payment, net of any applicable premium taxes, plus any Contract Enhancement resulting from that Premium payment, or [5]% of the increase on the GWB, if less.

Partial withdrawals will affect the GAWA as follows:

1.
If the partial withdrawal plus all prior partial withdrawals made in the current Contract Year is less than or equal to the greater of the GAWA at the time of the partial withdrawal or the RMD, the GAWA will be unchanged.

2.
If the partial withdrawal plus all prior partial withdrawals made in the current Contract Year exceeds the greater of the GAWA at the time of the partial withdrawal or the RMD, the excess withdrawal is defined to be the lesser of the total amount of the current partial withdrawal or the amount by which the cumulative partial withdrawals for the current Contract Year exceeds the greater of the GAWA at the time of the partial withdrawal or the RMD, and the GAWA is equal to the lesser of:

a.	the GAWA prior to the partial withdrawal, reduced in the same proportion that the Contract Value is reduced for the excess withdrawal; or
b.	the GWB after the partial withdrawal.

At the end of each Contract Year, if the GWB is less than the GAWA, the GAWA is set equal to the GWB.

Contract Value Reduces to Zero.

If the Contract Value is reduced to zero, all other rights under the Contract cease, no subsequent Premium payments will be accepted, and all other endorsements are terminated without value.

The Owner will receive annual payments of the GAWA until the GWB, if any, is depleted, or until the death of the Owner or the death of any Joint Owner, if earlier. The last payment will not exceed the remaining GWB at the time of payment.

Subject to the Company's approval, the Owner may elect to receive payments more frequently than annually. However, the sum of the payments made during the year may not exceed the annual payment amount described above.

With each payment the GWB is reduced by the amount of the payment until the GWB is depleted.

Upon the death of the Owner or the death of any Joint Owner, all payments will cease. No other death benefit will apply.

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Guaranteed Withdrawal Balance Step-Up.

If no withdrawals have been taken following the effective date of this endorsement, on each Contract Quarterly Anniversary the GWB will step up to the Contract Value if the Contract Value is greater than the GWB.

After the first withdrawal following the effective date of this endorsement, the GWB will no longer step up on every Contract Quarterly Anniversary. Instead, on each Contract Anniversary the GWB will step up to the Contract Value if the Contract Value is greater than the GWB. If the first withdrawal is taken on a Contract Quarterly Anniversary that is not a Contract Anniversary, there will be no step-up on that Contract Quarterly Anniversary.

Upon step-up on or after the 2nd Contract Anniversary following the effective date of this endorsement, the Company reserves the right to prospectively increase the GMWB Charge, subject to the maximum GMWB Charge indicated in this endorsement. You will be notified in advance of a GMWB Charge percentage increase and You may elect to discontinue the automatic step-ups. You may subsequently elect to reinstate the GWB Step-Up provision at the then current GMWB Charge percentage. All requests will be effective on the Contract Anniversary or Contract Quarterly Anniversary following receipt of the request in Good Order. Reinstatement will not result in retroactive adjustment to the GWB for step-ups that would have occurred had the automatic step-up provision not been discontinued, and step-ups are subject to the same withdrawal conditions as stated above.

At the time of step-up:

1.	The GWB equals the greater of:
a.	the Contract Value, subject to a maximum of $5,000,000.00, or
b.	the GWB prior to step-up.
2.	The GAWA is the greater of:
a.	[5]% of the new GWB, or
b.	the GAWA prior to step-up."

4)           The following language is added to the DEATH BENEFIT PROVISIONS of the Contract:

"Upon the death of the Owner or the death of any Joint Owner while the Contract is still in force and before the Income Date, the GMWB terminates without value.

Upon continuation of the Contract by a spousal Beneficiary, the GMWB will remain in force and may not be subsequently terminated independently from the Contract to which it is attached. No adjustments will be made to the GWB or the GAWA at the time of such continuation. Step-ups will continue as permitted in accordance with the rules described under the Guaranteed Withdrawal Balance Step-Up provision. Contract Anniversaries and Contract Quarterly Anniversaries will continue to be based on the anniversary of the original Contract's Issue Date."

5)           The following language is added to the INCOME PROVISIONS of the Contract:

"On the Latest Income Date, in addition to the Income Options available under the Contract, the following Income Option may be elected by the Owner under this endorsement:

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Fixed Payout Income Option. The Owner is entitled to receive payments in a fixed dollar amount for a stated number of years. The actual number of years that payments will be made is determined on the calculation date by dividing the GWB by the GAWA. The total annual amount payable under this option will equal the GAWA, but will not exceed the current GWB. This amount will be paid over the determined number of years in the frequency (not less than annually) that the Owner elects. If, at the death of the Owner, payments have been made for less than the stated number of years, the remaining payments will be made to the Beneficiary. This option may not be available on certain Qualified Plans."

TERMINATION OF THE GMWB. The GMWB will terminate, a pro rata GMWB Charge will be deducted from Your Separate Account Contract Value for the period since the last monthly GMWB Charge, and all benefits under this endorsement will cease on the earlier of:
1.	the date the Owner elects to receive income payments under the Contract;
2.	the Latest Income Date;
3.	the date of a full surrender;
4.	the date upon which all obligations under the GMWB have been satisfied after the Contract has been terminated; and
5.	the date upon which the Contract terminates because the Owner or any Joint Owner dies, unless continued by the spouse.

Endorsement effective date (if different from Issue Date of the Contract):

                                                                                                                                                                                                                            Signed for the
                                                                                                                                                                                                                            Jackson National Life Insurance Company of New York

                                                                                                                                                                                                                            President and Chief Executive Officer

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Illustration of the Calculation of the [5]% Guaranteed Minimum Withdrawal Benefit With Annual Step-Up

These examples are provided to assist you in understanding how the GWB and GAWA values are computed for this endorsement. The examples only depict limited circumstances and specific factual assumptions. The results may vary depending upon the timing or sequence of actions as well as changes in market conditions.

The following examples assume you elect the [5]% GMWB with Annual Step-Up when you purchase your Contract and your initial Premium payment is $100,000. No other optional benefits are elected. Under these circumstances, your initial GWB is $100,000 and your initial GAWA is $5,000.

Example 1: Withdrawal equal to the GAWA when the Contract Value has decreased due to negative market performance.

If you withdraw the GAWA ($5,000) and your Contract Value is $80,000 at the time of withdrawal, then
•	Your GWB becomes $95,000, which is your prior GWB ($100,000) minus the GAWA ($5,000).
•	Your GAWA for the next year remains $5,000, because you did not take more than the GAWA ($5,000).

Example 2: Withdrawal exceeds the greater of the GAWA or the RMD when the Contract Value has decreased due to negative market performance.

If you withdraw $20,000, your GAWA of $5,000 is greater than your RMD, and your Contract Value is $80,000 at the time of withdrawal, then
•	The excess withdrawal is the amount by which the partial withdrawal exceeds the GAWA: $20,000 - $5,000 = $15,000.
•	Your GWB is first reduced dollar for dollar by the portion of the partial withdrawal not defined as an excess withdrawal: $100,000 – ($20,000 - $15,000) = $95,000.
•	Your GWB is then reduced in the same proportion that your Contract Value is reduced for the excess withdrawal:
•	Your Contract Value, after reduction for the dollar for dollar portion, is $75,000. The excess withdrawal of $15,000 reduces your Contract Value by a factor of $15,000/$75,000 = 0.20.
•	Your GWB is equal to: $95,000 x (1 - 0.20) = $76,000.
•	Your new GWB is $76,000.
•	Your new GAWA is $4,000 since the proportional reduction of the GAWA ($5,000 x (1 - 0.20)) is less than your GWB after the partial withdrawal ($76,000).

As you can see from the examples above, taking a withdrawal that exceeds the greater of the GAWA or the RMD reduces the Guaranteed Minimum Withdrawal Benefit.

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